SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTIONS 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)          October 1, 2003

Advanstar, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-61386	94-3243499
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

545 Boylston Street, Boston, Massachusetts		02116
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 267-6500

This Amendment No. 1 to the Current Report on Form 8-K of Advanstar, Inc. (the “Company”) filed October 16, 2003 relates to the acquisition by the Company’s subsidiary, Advanstar Communications Inc. (“Communications”) of a portfolio of healthcare industry magazines and related custom service projects, which we refer to as the “acquired assets,” from The Thomson Corporation and its subsidiaries (“Thomson”) on October 1,2003.  The purpose of this Amendment No. 1 is to amend Item 7 (a) and 7 (b) to provide financial statements and required pro forma financial information of the acquired assets, neither of which were provided at the time of the initial filing of the Current Report on Form 8-K.

Cautionary Statement on Forward-Looking Information

This current report on Form 8-K contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about plans and objectives of management, potential acquisitions and market growth and opportunity.  These forward-looking statements are neither promises nor guarantees and involve risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. You should not expect that these forward-looking statements will be updated or supplemented as a result of changing circumstances or otherwise, and we disavow and disclaim an obligation to do so. Important cautionary statements and risk factors that would affect actual results are discussed in our periodic reports and registration statements filed with the Securities and Exchange Commission, including those under the heading “Risk Factors” in Advanstar Communications Inc’s registration statement (333-109648) filed with the Securities and Exchange Commission on December 15, 2003.

Item 7.          Financial Statements, Pro Forma Condensed Combined Financial Information and Exhibits

Report of Independent Accountants

To the Board of Directors and Stockholders of
The Thomson Corporation

In our opinion, the accompanying combined balance sheet and the related combined statements of income, and of cash flows present fairly, in all material respects, the financial position of Thomson Healthcare Magazines (the “Company”) at December 31, 2002, and the results of its operations and its cash flows for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

As indicated in Notes 1 and 5, the Company relies on related parties for certain administrative, management and other services.  Accordingly, these combined financial statements do not necessarily reflect the financial position, results of operations and cash flows of the Company had it been a separate stand-alone entity.

/s/ PricewaterhouseCoopers LLP
New York, NY
June 10, 2003, except Note 10, which is as of October 1, 2003

Thomson Healthcare Magazines

Combined Balance Sheet

At December 31, 2002
(thousands of U.S. dollars unless otherwise indicated)

Assets
Current assets
Cash and cash equivalents	$56
Accounts receivable, net of allowances ($694)	9,435
Inventory, net of allowances ($55)	984
Prepaids and other current assets	826
Deferred income taxes (Note 6)	361

Total current assets	11,662

Property and equipment, net (Note 3)	490
Goodwill	3,127
Identifiable intangible assets, net (Note 4)	1,496
Deferred income taxes (Note 6)	1,353
Other noncurrent assets	31

Total assets	$18,159

Liabilities and net investment of parent

Liabilities
Accounts payable and other accrued expenses	$5,592
Deferred revenue	8,355

Total current liabilities	13,947

Commitments and contingencies (Notes 8 and 9)

Net investment of parent	4,212

Total liabilities and net investment of parent	$18,159

The accompanying notes are an integral part of these combined financial statements.

Thomson Healthcare Magazines

Combined Income Statement

For the year ended December 31, 2002
(thousands of U.S. dollars unless otherwise indicated)

Revenues (including related party transactions of $62)	$87,665

Operating expenses
Cost of sales (including related party transactions of $1,435) (Note 5)	45,053
Selling, general and administrative (including related party transactions of $9,716) (Note 5)	27,120
Depreciation and amortization (including related party transactions of $961) (Notes 3 and 4)	1,570

Total operating expenses	73,743

Income before taxes	13,922

Provision for income taxes (Note 6)	(5,548)

Net income	$8,374

Net investment of parent
Net investment - beginning of year	$4,272
Net income	8,374
Net transfer to parent	(8,434)

Net investment of parent (Note 5)	$4,212

The accompanying notes are an integral part of these combined financial statements.

Thomson Healthcare Magazines

Combined Statement of Cash Flows

For the year ended December 31, 2002
(thousands of U.S. dollars unless otherwise indicated)

Cash flows from operating activities
Net income	$8,374
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization (including related party transactions of $961)	1,570
Deferred income taxes	133
Changes in operating assets and liabilities
Accounts receivable	(671)
Inventory	147
Prepaids and other current assets	(96)
Accounts payable and accruals	17
Deferred revenue	30
Deferred rent payable	(92)

Net cash provided by operating activities	9,412

Cash flows from investing activities
Purchase of property and equipment	(122)

Net cash used in investing activities	(122)

Cash flows from financing activities
Net cash paid to parent	(9,395)

Net cash used in financing activities	(9,395)

Net decrease in cash and cash equivalents	(105)

Cash and cash equivalents, beginning of year	161

Cash and cash equivalents, end of year	$56

The accompanying notes are an integral part of these combined financial statements.

Thomson Healthcare Magazines

Notes to Combined Financial Statements

For the year ended December 31, 2002

(thousands of U.S. dollars unless otherwise indicated)

1.             Organization and Description of Business/Basis of Presentation

Thomson Healthcare Magazines includes Medical Economics Communications Group (“MECG”), Dental Products Report Group (“DPRG”), and Veterinary Healthcare Communications Group (“VHCG”).  MECG, DPRG, and VHCG are operating divisions of Thomson Healthcare, Inc. (“TH”), a wholly owned subsidiary of The Thomson Corporation (“Thomson”).  Thomson Healthcare Magazines is collectively referred to as the “Business” or the “Company” throughout these combined financial statements.

The Business is a provider of publications targeted at (1) general physician and related clinician (pharmacists and nurses) audiences supported by pharmaceutical advertising and; (2) allied health professional publications, directed at dentists and veterinarians, supported by advertising from dental manufacturers and producers of animal health products.  MECG is located in Montvale, New Jersey, DPRG operates from Northfield, Illinois, and VHCG is based in Lenexa, Kansas.

These financial statements represent the combined financial statements of the Company, and have been derived from the financial and accounting records of Thomson using the historical results of operations and the historical bases of assets and liabilities of the Company.  Also, the Company relies on TH and Thomson for certain administrative, management and other services.  Management believes that the assumptions and methodologies used to derive the allocations are reasonable.  However, these combined financial statements may not necessarily be indicative of what the Company’s results of operations, financial position and cash flows would have been had the Company been a stand-alone entity during the period presented.  Refer to note 5 for further discussions of related party transactions and activity.

2.             Summary of Significant Accounting Policies

Principles of Combination

These combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.  All significant accounts and transactions between the Company and other Thomson entities have been identified and disclosed.  All intercompany transactions and balances between MECG, DPRG, and VHCG are eliminated in combination.

Cash and Cash Equivalents

Cash and cash equivalents include cash on deposit in banks and investments with an original maturity at the date of purchase of three months or less.  At December 31, 2002, cash and cash equivalents consisted of cash only.  Refer to note 5 for further detail regarding the Company’s banking arrangements.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments, which include accounts receivable, accounts payable and accrued expenses, approximate their fair values due to the short-term nature of these instruments.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation, which is provided on the straight-line method over the following estimated useful lives:

Estimated Useful Life

Leasehold improvements	5-6 years
Furniture, fixtures and equipment	3-7 years
Computer hardware	3 years
Purchased and internally developed computer software	3 years

Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset.  Repairs and maintenance costs, which do not extend the life of the asset, are expensed as incurred.

Software Development Costs

Certain costs incurred in connection with the development of software to be used internally are capitalized in accordance with Statement of Position (“SOP”) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, once certain specified criteria are met.  The capitalized amounts, net of accumulated amortization, are included in “Property and Equipment” in the combined balance sheet.  The amortization expense is included within “Depreciation and amortization” in the combined income statement.

Identifiable Intangible Assets and Goodwill

Upon acquisition, identifiable intangible assets are recorded at fair value and, if deemed to have a finite life, are subsequently amortized over their estimated useful lives. A summary of those useful lives by category follows:

Estimated Useful Life

Mastheads	20-40 years
Subscriber lists	4-20 years
Controlled circulation lists	2-30 years
Advertising lists	6-20 years
Other	2-40 years

Goodwill represents the excess of the cost of the acquired businesses over values attributed to underlying net tangible assets and identifiable intangible assets.

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill and other intangible assets with indefinite lives are not amortized.

The carrying value of goodwill is reviewed for impairment at least annually or whenever events or changes in circumstances arise that indicate its carrying amounts may not be recoverable. Impairment is determined by comparing the fair value of goodwill with its carrying amounts. There was no impairment charge in 2002 resulting from this assessment.

Revenue Recognition

Advertising revenues for publications are recognized in the period in which the publications are shipped.  Advertising revenues are recorded net of discounts and agency commissions.  Discounts granted to customers vary depending upon their advertising volume.  Custom publishing, list revenues, and meeting revenues are recognized in the period in which the projects are shipped to the customer, or in which the event takes place.  Revenues from sales of subscription-based products are deferred and recognized ratably over the term of the subscription.

Concentration of Credit Risk

The Company performs ongoing credit evaluations of its customers’ financial condition and generally does not require collateral on accounts receivable.  The Company maintains allowances for credit risk based on historical activity and future expectations.  The Company’s services are primarily provided to pharmaceutical manufacturers, dental product manufacturers, and producers of animal health products.  Accounts receivable of $9,435 is stated net of allowance for doubtful accounts and discounts of $694 as of December 31, 2002.  For the period presented, no single customer accounted for more than 7% of revenue.

Inventories

Inventories, consisting primarily of paper, are valued at the lower of historic cost or net realizable value.  Cost is determined using the average cost method.  Inventory of $984 is stated net of allowance of $55.  The Company maintains an allowance to cover potential inventory shrinkage and obsolescence.

Advertising Costs

The Company expenses advertising costs as incurred.  Advertising and promotion expense for the year ended December 31, 2002 was approximately $4,517.

Income Taxes

For U.S. federal income tax return purposes, the results of the Company are included within the consolidated income tax returns of Thomson U.S. Holdings, Inc. (“TUSHI”), an indirect parent of the Company.  In addition, the Company is responsible for state income taxes in states where it conducts business and is required to file.  For purposes of these combined financial statements the Company has presented income taxes on a separate company basis.  Refer to Note 6 for further detail.

Deferred taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse.  Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in these combined financial statements and accompanying notes.  Actual results could differ from these estimates.

3.             Property and Equipment

Property and equipment consist of the following:

Leasehold improvements	$153
Furniture, fixtures and equipment	968
Computer hardware	1,003
Purchased computer software	205
Software development costs	239
Gross property and equipment	2,568
Accumulated depreciation	(2,078)
Net property and equipment	$490

The table above includes only property and equipment and software development utilized solely by the Company.  The Company also utilizes property and equipment that forms part of the TH shared services infrastructure and is not included in the table above.  TH allocates a charge to the Company for such usage which has been included in “Depreciation and amortization” in the Company’s combined income statement.  Refer to Note 5 for further detail.

Depreciation expense for the year ended December 31, 2002 was $1,188 including $896 in allocated depreciation from TH.

4.             Identifiable Intangible Assets

The following table presents the details of identifiable intangible assets at December 31, 2002:

	Gross Balance	Accumulated Amortization	Net Balance

Mastheads	$1,340	$(766)	$574
Subscriber lists	1,804	(1,804)	—
Controlled circulation lists	3,210	(2,528)	682
Advertising lists	3,211	(3,211)	—
Other	2,803	(2,563)	240
	$12,368	$(10,872)	$1,496

The table above includes only identifiable intangible assets utilized solely by the Company.  The Company also utilizes identifiable intangible assets that are shared with other TH businesses and are not included in the table above.  TH charges a fee to the Company for such usage which has been included in “Depreciation and amortization” in the Company’s combined income statement.  Refer to Note 5 for further detail.

Amortization of identifiable intangible assets was $382 for the year ended December 31, 2002, including $65 in allocated amortization from TH.  Estimated annual amortization expense for the next five years related to these intangible assets, including amounts allocated from TH, is expected to be approximately $185 per year.

5.             Related Party Transactions

The Company conducts certain transactions both with TH and other Thomson entities.  These transactions are generally related to leveraging TH and Thomson infrastructure to provide services across multiple business groups.  Management believes the allocation methodologies utilized to determine the Company’s share of costs for services provided are reasonable and include all the costs of doing business.  These allocations are not necessarily indicative of the expenses that would have resulted if the Company had been operated as a stand-alone entity.

A.  Net Investment of Parent

The Company and Thomson maintain an agreement whereby Thomson manages the Company’s cash.  Thomson sweeps the majority of the Company’s cash receipts daily and funds the Company’s cash disbursements, both being netted against the parent’s net investment account.  Changes in the net investment of parent represent funding required from Thomson for working capital, acquisition or capital expenditure requirements after giving effect to the Company’s transfers to Thomson of its cash flows from operations.

B.  TH Allocations

TH holds assets and performs various functions for a number of its subsidiaries including the Company.  These costs have been allocated to the Company based upon a variety of allocation methodologies, including headcount, estimated usage, and revenues.

Selling, General, and Administrative Expenses

TH provides the Company with certain general and administrative services including operations and information technology support, customer service, accounting and back office processing, financial systems, human resources, office space, facilities, and office management services.  TH allocated costs of $5,135 to the Company for these services during the year ended December 31, 2002 which are included in “Selling, general, and administrative” in the Company’s combined income statement.

Depreciation Expense

TH allocates depreciation to the Company’s MECG operation for the use of property and equipment in Montvale, which includes leasehold improvements, furniture and fixtures, data center, desktop hardware, and software.  TH allocated $896 in expense to the Company during the year ended December 31, 2002, which is included in “Depreciation and amortization” in the Company’s combined income statement.

Amortization Expense

The Company was assembled through a series of acquisitions completed by Thomson over a number of years.  One of the acquired entities was comprised of the operations of MECG and another business unit of TH.  As a result, in addition to acquiring intangible assets that are utilized solely by MECG, certain intangible assets were also acquired which are shared by MECG with a TH property that is not part of the Company.  TH charges amortization expense for shared intangibles to MECG.  TH allocated $65 in expense to the Company during the year ended December 31, 2002, which is included in “Depreciation and amortization” in the Company’s combined income statement.

C.  Thomson Allocations

The Company is allocated costs from Thomson for services including: tax, treasury, legal, procurement, real estate, risk management, human resources, organizational effectiveness, corporate communications, audit fees, and corporate training. For the year ended December 31, 2002 these allocated costs were approximately $795 and were included in “Selling, general, and administrative” on the combined income statement.  The total pool of Thomson allocated costs represented the actual costs incurred by Thomson for the year ended December 31, 2002 less head office and other expenses deemed not to directly benefit the Company.  This pool was allocated among Thomson businesses based upon revenues.

Thomson charges a royalty for trademarks used by the Company that are held by Thomson.  The fee is calculated as 3.5% of net revenues less bad debt expense.  Thomson charged $3,053 to the Company for the year ended December 31, 2002, which is included in “Selling, general, and administrative” in the Company’s combined income statement.

D.  Allocations to TH

The Company provides certain services to TH including art design, circulation, production, sales, promotion, research and reference support.  Costs related to these services were allocated to TH based on estimated usage.  For the year ended December 31, 2002, such amounts totaled $572 and are netted against “Selling, general, and administrative” in the Company’s combined income statement.

E.  Retirement Benefit Plans and Other Employee Costs

TH pools benefits costs for MECG with other TH operating units and a blended rate is charged back to each entity based upon a percent of salary.  DPRG and VHCG benefits costs are discretely identified and charged to those operations directly.  Defined benefit plans and 401(k) costs are $445 and $779, respectively (including $445 and $459, respectively, in allocated costs from TH), for the year ended December 31, 2002.  Included in the 401(K) costs is a profit sharing contribution of $127 made to the 401(k) accounts of certain employees based upon the Company meeting established performance targets.  See Note 7 for discussion of benefit plans design.

Other payroll related costs allocated by TH totaling $1,836 are charged to the Company based on the calculated blended rate.  MECG total allocated employee-related costs of $2,740 are included in “Cost of sales” ($1,435) and “Selling, general, and administrative” ($1,305) in the Company’s combined income statement.

F.  Content Licensed To Another Thomson Business

The Company licenses certain data to another Thomson business for re-distribution to other markets.  The Company received royalties of approximately $62 from these arrangements for the year ended December 31, 2002, which is included in “Revenues” in the Company’s combined income statement.

Management believes the royalty rates utilized were reasonable.  These royalty rates are not necessarily indicative of the rates that would have resulted if the Company had been operated as a stand-alone entity.

G.  Advertising Allowance

Thomson acquired a company in the clinical trials healthcare information market in 1998.  The acquisition agreement includes a provision that Thomson will provide the acquired company a five hundred thousand dollar ($500) allowance (priced at published advertising page rates) to be used for advertising in publications Thomson owns.  This Thomson obligation has been partially fulfilled through advertising in the Company’s journals.  At December 31, 2002 the unused allowance was approximately $310.  The estimated cost to fulfill the unused advertising allowance is approximately $60.  This liability is excluded from the Company’s combined balance sheet.

6.             Income Taxes

The provision for income taxes for the year ended December 31, 2002 was as follows:

	Federal	State	Total

Current	$4,561	$854	$5,415
Deferred	119	14	133
Income tax expense	$4,680	$868	$5,548

Current taxes payable are included in the “Net Investment of Parent” on the Company’s combined balance sheet as taxes are remitted by TUSHI.

At December 31, 2002, the significant components of the deferred tax asset were as follows:

Property and equipment	$(116)
Allowance for doubtful accounts and discounts	272
Intangible assets	1,469
Other	89
Net deferred tax asset	$1,714

The net deferred tax asset of $1,714 is comprised of current deferred tax assets of $361 and net long-term deferred tax assets of $1,353.

The Company’s effective tax rate for the year ended December 31, 2002 was 39.85%.  The difference between the Company’s effective tax rate and the federal statutory rate of 35% was primarily due to the impact of nondeductible meals and entertainment and state and local income taxes.

7.             Benefit Plans

Defined Benefit Plans

Certain employees participate in a multi-employer defined benefit pension plan and a multi-employer post-retirement medical plan sponsored by Thomson Holdings, Inc. (“THI”), an indirect wholly owned subsidiary of Thomson.  The pension plan calls for benefits to be paid to eligible employees at retirement, based primarily upon years of service and compensation rates near retirement.  At December 31, 2002, the plan was fully funded.  Employees hired after April 1, 2002 are not eligible to participate in the pension plan.  The post-retirement medical plan allows eligible participants upon retirement from active service, to receive reimbursement for eligible medical expenses. The plan is a traditional indemnity plan that pays 80% for most outpatient services after satisfaction of an individual deductible. This plan is secondary to Medicare, once the retiree attains Medicare eligibility.  Employees hired after January 1, 1993 are not eligible to participate in the post-retirement medical plan. Refer to Note 5 for defined benefit plan costs.

Defined Contribution Plan

In 2002, the Company participated in a defined contribution plan administered by THI, under section 401(k) of the Internal Revenue Code.  This plan covers substantially all Company employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis.  The company matches 100% of employee contributions for the first 3% of employee contributions and 50% for the next 3% of employee contributions, for an aggregate maximum 4.5% match or $9.  An employee may contribute up to 16% in pre-tax dollars in accordance with the applicable ERISA regulations.  Company contributions vest upon each employee’s years of service on a pro rata basis over a 4-year period.  Refer to Note 5 for 401(k) plan costs.

8.             Commitments and Contingencies

Operating Leases

TH leases office space for DPRG and VHCG in Northfield, Illinois and Lenexa, Kansas, respectively.  These leases expire in 2005 and 2008, respectively.  MECG shares TH’s Montvale facility, whose lease expires in 2006.  TH also leases automobiles for the advertising sales force personnel. These leases have various expiration terms into 2006.  As of December 31, 2002, the future minimum lease payments under these noncancelable operating leases were as follows:

	DPRG/ VHCG	Allocated MECG	Automobiles	Total
Year ending December 31,
2003	$381	$738	$146	$1,265
2004	390	738	115	1,243
2005	384	738	48	1,170
2006	318	492	2	812
2007	328	—	—	328
Thereafter	329	—	—	329
	$2,130	$2,706	$311	$5,147

Rent expense for DPRG and VHCG was $258 in 2002. TH allocates rent expense to MECG based on the percent of MECG headcount to total capacity of the TH facility in Montvale.  Allocated rent expense was $556 for the year ended December 31, 2002, and is included in the selling, general and administrative expense allocations (refer to Note 5).  The future minimum lease payments allocated to MECG in the table above are based upon the method of allocating rent expense in 2002.  Automobile lease expense in 2002 was approximately $160.

9.             Litigation

The Company is subject to various legal proceedings and claims that arise in the ordinary course of business.  While the outcome of these matters is subject to future resolution, management’s evaluation and analysis of such matters indicates that, individually and in aggregate, the probable ultimate resolution of such matters will not have a material effect on the Company’s combined financial statements.

10.          Subsequent Events

As of October 1, 2003, Thomson Healthcare Inc. and Global Information Licensing Corporation (the Thomson subsidiary that owns trademarks of the Business) sold the assets of the Business to Advanstar Communications Inc. for $135 million.

Thompson Healthcare Magazines
Combined Balance Sheet

At September 30, 2003 and December 31, 2002
(thousands of U.S. dollars unless otherwise indicated)

	September 30 2003	December 31 2002
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$44	$56
Accounts receivable, net of allowances of $748 (2002 - $694)	11,932	9,435
Inventory, net of allowances of $55 (2002 - $55)	902	984
Prepaids and other current assets	712	826
Deferred income taxes	372	361

Total current assets	13,962	11,662

Property and equipment, net (Note 3)	335	490
Goodwill	3,127	3,127
Identifiable intangible assets, net (Note 4)	1,406	1,496
Deferred income taxes	1,397	1,353
Other noncurrent assets	31	31
Total assets	$20,258	$18,159

Liabilities and net investment of parent

Liabilities
Accounts payable and other accrued expenses	$6,368	$5,592
Deferred revenue	8,494	8,355

Total current liabilities	14,862	13,947

Commitments and contingencies (Notes 6 and 7)

Net investment of parent	5,396	4,212

Total liabilities and net investment of parent	$20,258	$18,159

The accompanying notes are an integral part of these unaudited combined financial statements.

Unaudited Combined Income Statement

For the nine months ended September 30, 2003 and 2002
(thousands of U.S. dollars unless otherwise indicated)

	Nine months ended September 30,
	2003	2002
Revenues (including related party transactions of $132 and $142, respectively)	$63,471	$64,099

Operating expenses
Cost of sales (including related party transactions of $1,289 (Note 5) and $1,079, respectively)	(34,066)	(33,134)
Selling, general and administrative (including related party transactions of $8,158 and $7,588, respectively) (Note 5)	(21,557)	(20,742)
Depreciation and amortization (including related party transactions of $648 and $711, respectively) (Notes 3, 4 and 5)	(931)	(1,061)

Total operating expenses	(56,554)	(54,937)

Income before taxes	6,917	9,162

Provision for income taxes (Note 6)	(2,773)	(3,657)

Net income	$4,144	$5,505

Net investment of parent
Net investment - beginning of year	4,212	4,272
Net income	4,144	5,505
Net transfer to parent	(2,960)	(6,577)

Net investment of parent	5,396	3,200

Unaudited Combined Statement of Cash Flow

For the nine months ended September 30, 2003 and 2002
(thousands of U.S. dollars unless otherwise indicated)

	Nine months ended September 30,
	2003	2002
Cash flows from operating activities
Net income	$4,144	$5,505
Adj. to reconcile net income to cash provided by operating activities
Depreciation and amortization
Identified assets	283	350
Parent company allocations	648	711
Deferred income taxes	(55)	52
Changes in operating assets and liabilities
Accounts receivable	(2,497)	(534)
Inventory	82	350
Prepaids and other current assets	114	(182)
Accounts payable and accruals	776	410
Deferred revenue	139	686
Deferred rent payable	—	(92)

Net cash provided by operating activities	3,634	7,256

Cash flows from investing activities
Purchase of property and equipment	(38)	(100)

Net cash used in investing activities	(38)	(100)

Cash flows from financing activities
Net cash paid to parent	(3,608)	(7,288)

Net cash used in financing activities	(3,608)	(7,288)

Net decrease in cash and cash equivalents	(12)	(132)

Cash and cash equivalents, beginning of period	56	161

Cash and cash equivalents, end of period	$44	$29

Thompson Healthcare Magazines

Notes to Unaudited Combined Financial Statements

(thousands of U.S. dollars unless otherwise indicated)

1.	Organization and Description of Business/Basis of Presentation

Thompson Healthcare Magazines includes Medical Economics Communications Group (“MECG”), Dental Products Report Group (“DPRG”), and Veterinary Healthcare Communications Group (“VHCG”) are operating divisions of Thomson Healthcare, Inc. (“TH”), a wholly owned subsidiary of The Thomson Corporation (“Thomson”).  Thompson Healthcare Magazines is collectively referred to as the “Business” or the “Company” throughout these unaudited combined financial statements.

The Business is a provider of publications targeted at (1) general physician and related clinician (pharmacists and nurses) audiences supported by pharmaceutical advertising and; (2) allied health professional publications, directed at dentists and veterinarians, supported by advertising from dental manufacturers and producers of animal health products.  MECG is located in Montvale, New Jersey, DPRG operates from Northfield, Illinois, and VHCG is based in Lenexa, Kansas.

These financial statements represent the unaudited combined financial statements of the Company, and have been derived from the financial and accounting records of Thomson using the historical results of operations and the historical bases of assets and liabilities of the Company.  Management believes that the assumptions underlying the unaudited combined financial statements are reasonable.  However, these unaudited combined financial statements may not necessarily reflect what the Company’s results of operations, financial position and cash flows would have been had the Company been a stand-alone entity during the periods presented.  The Company relies on TH and Thomson for certain administrative, management and other services.  Refer to note 5 for further discussions of related party transactions and activity.

These unaudited combined financial statements have been prepared on a consistent basis with, and should be read in conjunction with, the audited combined financial statements of the Company as of and for the year ended December 31, 2002.

2.	Summary of Significant Accounting Policies

Principles of Combination

These unaudited combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.  All significant accounts and transactions between the Company and other Thomson entities have been identified and disclosed.  All intercompany transactions and balances between MECG, DPRG, and VHCG are eliminated in combination.

Cash and Cash Equivalents

Cash and cash equivalents include cash on deposit in banks and investments with an original maturity at the date of purchase of three months or less.  At September 30, 2003 and December 31, 2002, cash and cash equivalents consisted of cash only.  Refer to note 5 for further detail regarding the Company’s banking arrangements.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments, which include accounts receivable, accounts payable and accrued expenses, approximate their fair values due to the short-term nature of these instruments.

Property and Equipment Property and equipment are recorded at cost less accumulated depreciation, which is provided on the straight-line method over the following estimated useful lives:

Estimated Useful Life

Leasehold improvements	5-6 years
Furniture, fixtures and equipment	3-7 years
Computer hardware	3 years
Purchased and internally developed computer software	3 years

Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset.  Repairs and maintenance costs, which do not extend the life of the asset, are expensed as incurred.

Software Development Costs

Certain costs incurred in connection with the development of software to be used internally are capitalized in accordance with Statement of Position (“SOP”) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, once certain specified criteria are met.  The capitalized amounts, net of accumulated amortization, are included in “Property and equipment” in the unaudited combined balance sheet.  The amortization expense is included within “Depreciation and amortization” in the unaudited combined income statement.

Identifiable Intangible Assets and Goodwill

Upon acquisition, identifiable intangible assets are recorded at fair value and, if deemed to have a finite life, are subsequently amortized over their estimated useful lives. A summary of those useful lives by category follows:

Estimated Useful Life

Mastheads	20-40 years
Subscriber lists	4-20 years
Controlled circulation lists	2-30 years
Advertising lists	6-20 years
Other	2-40 years

Goodwill represents the excess of the cost of the acquired businesses over values attributed to underlying net tangible assets and identifiable intangible assets.

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill and other intangible assets with indefinite lives are not amortized.  The carrying value of goodwill is reviewed for impairment at least annually or whenever events or changes in circumstances arise that indicate its carrying amounts may not be recoverable. Impairment is determined by comparing the fair value of goodwill with its carrying amounts. There were no impairment charges during the nine-month periods ended September 30, 2003 or 2002.

Revenue Recognition

Advertising revenues for publications are recognized in the period in which the publications are shipped.  Advertising revenues are recorded net of agency commission. Custom publishing and meeting revenues are recognized in the period in which the projects are shipped to the customer, or in which the event takes place.  Revenues from sales of subscription-based products are deferred and recognized ratably over the term of the subscription.  All other revenues are recognized upon delivery to the customer.

Concentration of Credit Risk

The Company performs ongoing credit evaluations of its customers’ financial condition and generally does not require collateral on accounts receivable.  The Company maintains allowances for credit risk based on historical activity and future expectations.  The Company’s services are primarily provided to pharmaceutical manufacturers, dental product manufacturers, and producers of animal health products.  Accounts receivable of $11,932 and $9,435 are stated net of allowance for doubtful accounts and discounts of $748 and $694 at September 30, 2003 and December 31, 2002, respectively. For the periods presented, no single customer accounted for more than 7% of revenue.

Inventories

Inventories, consisting primarily of paper, are valued at the lower of historic cost or net realizable value.  Cost is determined using the average cost method.  Inventories of $902 and $984 are stated net of allowances of $55 at September 30, 2003 and December 31, 2002, respectively.  The Company maintains an allowance to cover potential inventory shrinkage and obsolescence.

Advertising Costs

The Company expenses advertising costs as incurred.  Advertising and promotion expense for the nine months ended September 30, 2003 and 2002 was approximately $3,386 and $3,474, respectively.

Income Taxes

For U.S. federal income tax return purposes, the results of the Company are included within the consolidated income tax returns of Thomson U.S. Holdings, Inc. (“TUSHI”), an indirect parent of the Company.  In addition, the Company is responsible for state income taxes in states where it conducts business and is required to file.  For purposes of these combined financial statements the Company has presented income taxes on a separate company basis.  Refer to Note 6 for further detail.

Deferred taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse.  Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in these unaudited combined financial statements and accompanying notes.  Actual results could differ from these estimates.

3.	Property and Equipment

	Property and equipment consist of the following:

				September 30, 2003		December 31, 2002
	Leasehold improvements			$151		$153
	Furniture, fixtures and equipment			985		968
	Computer hardware			812		1,003
	Purchased computer software			207		205
	Software development costs			239		239
	Gross property and equipment			2,394		2,568
	Accumulated depreciation			(2,059)	(2,078)
	Net property and equipment			$335		$490

The table above includes only property and equipment and software development utilized solely by the Company.  The Company also utilizes property and equipment that forms part of the TH shared services infrastructure that is not included in the table above.  TH allocates a charge to the Company for such usage which has been included in “Depreciation and amortization” in the Company’s unaudited combined income statement.  Refer to Note 5 for further detail.

	Depreciation expense for the nine months ended September 30, 2003 and 2002 was $793 and $907, respectively, including $600 and $663 of allocated depreciation from TH in each respective period.

4.	Identifiable Intangible Assets

	The following table presents the details of identifiable intangible assets at September 30, 2003 and December 31, 2002:

			September 30, 2003		December 31, 2002
		Gross Balance	Accumulated Amortization	Net Balance	Accumulated Amortization	Net Balance

	Mastheads	$1,340	$788	$552	$760	$574
	Subscriber lists	1,804	1,804	—	1,804	—
	Controlled circulation lists	3,210	2,576	634	2,528	682
	Advertising lists	3,211	3,211	—	3,211	—
	Other	2,803	2,583	220	2,563	240
		$12,368	$10,962	$1,406	$10,872	$1,496

The table above includes only identifiable intangible assets utilized solely by the Company.  The Company also utilizes identifiable intangible assets that are shared with other TH businesses and are not included in the table above.  TH charges a fee to the Company for such usage which has been included in “Depreciation and amortization” in the Company’s unaudited combined income statement.  Refer to Note 5 for further detail.

Amortization of identifiable intangible assets was $138 and $154 for the nine months ended September 30, 2003 and 2002, respectively, including $48 in allocated amortization from TH in each period.  Estimated annual amortization expense for the next five years related to these intangible assets, including amounts allocated from TH, is expected to be approximately $185 per year.

5.	Related Party Transactions

The Company conducts certain transactions both with TH and other Thomson entities.  These transactions are generally related to leveraging TH and Thomson infrastructure to provide services across multiple business groups.  Management believes the allocation methodologies utilized to determine the Company’s share of costs for services provided are reasonable.  These allocations are not necessarily indicative of the expenses that would have resulted if the Company had been operated as a stand-alone entity.

A. Net Investment of Parent

The Company and Thomson maintain an agreement whereby Thomson manages the Company’s cash.  Thomson sweeps the majority of the Company’s cash receipts daily and funds the Company’s cash disbursements, both being netted against the parent’s net investment account.  Changes in the net investment of parent represent funding required from Thomson for working capital, acquisition or capital expenditure requirements after giving effect to the Company’s transfers to Thomson of its cash flows from operations.

B. TH Allocations

TH holds assets and performs various functions for a number of its divisions including the Company.  These costs have been allocated to the Company based upon a variety of allocation methodologies, including headcount, estimated usage, and revenues.

Selling, General, and Administrative Expenses

TH provides the Company with certain general and administrative services including operations and information technology support, customer service, accounting and back office processing, financial systems, human resources, office space, facilities, and office management services.  TH allocated costs of $4,809 and $4,335 to the Company for these services during the nine months ended September 30, 2003 and 2002, respectively, which are included in “Selling, general, and administrative” in the Company’s unaudited combined income statement.

Depreciation Expense

TH allocates depreciation to the Company’s MECG operation for the use of property and equipment in Montvale, which includes leasehold improvements, furniture and fixtures, data center, desktop hardware, and software.  TH allocated $600 and $663 in expense to the Company during the nine months ended September 30, 2003 and 2002, respectively, which is included in “Depreciation and amortization” in the Company’s unaudited combined income statement.

Amortization Expense

The Company was assembled through a series of acquisitions completed by Thomson over a number of years.  One of the acquired entities was comprised of the operations of MECG and another business unit of TH.  As a result, in addition to acquiring intangible assets that are utilized solely by MECG, certain intangible assets were also acquired which are shared by MECG with a TH property that is not part of the Company.  TH charges amortization expense for shared intangibles to MECG.  TH allocated $48 in expense to the Company during each of the nine month periods ended September 30, 2003 and 2002, which is included in “Depreciation and amortization” in the Company’s unaudited combined income statement.

C. Thomson Allocations

The Company is allocated costs from Thomson for services including: tax, treasury, legal, procurement, real estate, risk management, human resources, organizational effectiveness, corporate communications, audit fees, and corporate training. For the nine months ended September 30, 2003 and 2002 these allocated costs were approximately $558 and $535, respectively, and were included in “Selling, general, and administrative” on the unaudited combined income statement.  The total pool of Thomson allocated costs represented the actual costs incurred by Thomson for the nine months ended September 30, 2003 and 2002 less head office and other expenses deemed not to directly benefit the Company.  This pool was allocated among Thomson businesses based upon revenues.

Thomson charges a royalty for trademarks used by the Company that are held by Thomson.  The fee is calculated as 3.5% of net revenues less bad debt expense.  Thomson charged $2,211 and $2,232 to the Company for the nine months ended September 30, 2003 and 2002, respectively, which is included in “Selling, general, and administrative” in the Company’s unaudited combined income statement.

D. Allocations to TH

The Company provides certain services to TH including art design, circulation, production, sales, promotion, research and reference support.  Costs related to these services were allocated to TH based on estimated usage.  For the nine months ended September 30, 2003 and 2002, such amounts totaled $469 and $411, respectively, and are netted against “Selling, general, and administrative” in the Company’s unaudited combined income statement.

E. Retirement Benefit Plans

TH pools benefits costs for MECG with other TH operating units and a blended rate is charged back to each unit based upon a percent of salary.  DPRG and VHCG benefits costs are discretely identified and charged to those operations directly.  Defined benefit plans and 401(k) costs, including amounts charged back by TH to MECG, are $586 and $620, respectively, for the nine months ended September 30, 2003 and $369 and $588, respectively, for the nine months ended September 30, 2002.  Included in 401(k) costs for the nine months ended September 30, 2003 and 2002 is a profit sharing accrual of $91 and $95, respectively, for the 401(k) accounts of certain employees based upon the Company meeting established performance targets.  See Note 7 for discussion of benefit plans design.

F. Content Licensed To Another Thomson Business

The Company licenses certain data to another Thomson business for re-distribution to other markets.  The Company received royalties of approximately $132 and $42, respectively, from these arrangements for the nine months ended September 30, 2003 and 2002, which are included in “Revenues” in the Company’s unaudited combined income statement.

Management believes the royalty rates utilized were reasonable.  These royalty rates are not necessarily indicative of the rates that would have resulted if the Company had been operated as a stand-alone entity.

G. Advertising Allowance

Thomson acquired a company in the clinical trials healthcare information market in 1998.  The acquisition agreement includes a provision that Thomson will provide the acquired company a five hundred thousand dollar ($500) allowance (priced at published advertising page rates) to be used for advertising in publications Thomson owns.  This Thomson obligation has been partially fulfilled through advertising in the Company’s journals.  At September 30, 2003 and 2002 the unused allowance was approximately $158 and $310, respectively.  The estimated cost to fulfill the unused advertising allowance at September 30, 2003 and 2002 is approximately $30 and $60, respectively.  This liability is excluded from the Company’s unaudited combined balance sheet.

6.	Commitments and Contingencies

Operating Leases

TH leases office space for DPRG and VHCG in Northfield, Illinois and Lenexa, Kansas, respectively.  These leases expire in 2008 and 2005, respectively.  MECG shares TH’s Montvale facility, whose lease expires in 2006.  TH also leases automobiles for the advertising sales force personnel.  These leases have various expiration terms into 2006.  As of September 30, 2003, the future minimum lease payments under these noncancelable operating leases were as follows:

		DPRG/	Allocated
		VHCG	MECG	Automobiles	Total

	2003	$95	$185	$52	$332
	2004	390	738	161	1,289
	2005	384	738	113	1,235
	2006	318	492	46	856
	2007	328	—	—	328
	Thereafter	329	—	—	329
		$1,844	$2,153	$372	$4,369

Rent expense for DPRG and VHCG was $273 and $172 for the nine months ended September 30, 2003 and 2002, respectively.  TH allocates rent expense to MECG based on the percent of MECG headcount to total capacity of the TH facility in Montvale.  Allocated rent expense was $417 for each period in the nine months ended September 30, 2003 and 2002, and is included in the selling, general and administrative expense allocations (refer to Note 5).  The future minimum lease payments allocated to MECG in the table above are based upon the method of allocating rent expense.  Automobile lease expense for the nine months ended September 30, 2003 and 2002 was approximately $127 and $120, respectively.

7.	Litigation

The Company is subject to various legal proceedings and claims that arise in the ordinary course of business.  While the outcome of these matters is subject to future resolution, management’s evaluation and analysis of such matters indicates that, individually and in aggregate, the probable ultimate resolution of such matters will not have a material effect on the Company’s unaudited combined financial statements.

8.	Subsequent Events

As of October 1, 2003, Thomson Healthcare Inc. and Global Information Licensing Corporation (the Thomson subsidiary that owns trademarks of the Business) sold the assets of the Business to Advanstar Communications Inc. for $135 million.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheet as of September 30, 2003 includes the historical accounts of the Company and Thomson at September 30, 2003 and gives effect to the Thomson acquisition and related financings, including borrowings under the existing revolving credit facility and $10 million of equity contributions from Advanstar Holdings, Inc.  A portion of the purchase price was funded by the issuance of debt and an equity contribution received prior to September 30, 2003 and reflected in the Company’s historical balance sheet.

The unaudited pro forma condensed combined statement of operations for the year ended Decmeber 31, 2002 and for the nine months ended September 30, 2003 includes the historical operations of Advanstar and Thomson and gives effect to the acquisition and related financings as if they had occurred at the beginning of the applicable period.

The unaudited pro forma condensed combined financial statements are based on available information and the assumptions and adjustments described in the accompanying notes.  The unaudited pro forma condensed combined statements of operations do not purport to represent what our results of operations actually would have been if the events described above had occurred as of the dates indicated or what such results will be for any future periods.  The unaudited pro forma financial statements are based upon assumptions and adjustments that we believe are reasonable. The unaudited pro forma condensed combined financial statements are qualified in their entirety and should be read in conjunction with the historical financial statements and accompanying notes of the Company included in the annual report on form 10-K for the year ended December 31, 2002 and the quarterly report on form 10-Q for the three and nine month periods ended September 30, 2003.

The Thomson acquisition has been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their estimated fair values based upon preliminary estimates as of the acquisition date.  Further adjustments to the acquired assets and assumed liabilities will be made following completion of a third-party appraisal of the intangible assets acquired and following more detailed reviews by management of tangible assets acquired and liabilities assumed.  Changes in the estimated fair value of acquired assets and assumed liabilities will be reflected as a change in the allocated fair value of the identifiable tangible and intangible assets and liabilities and goodwill in the period in which this determination is made, which management expects to be by December 31, 2003.

ADVANSTAR, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2003

	Advanstar	Thomson	Pro Forma Adjustments		Pro Forma
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$143,674	$44	$(127,973	)(1)	$15,745
Accounts receivable, net	23,444	11,932	—		35,376
Prepaid expenses	8,271	712	—		8,983
Other	1,533	1,274	(372	)(2)	2,435

Total current assets	176,922	13,962	(128,345)		62,539

Due from parent	145	—	—		145

Property, plant and equipment, net	23,146	335	—		23,481

Goodwill and other intangibles, net	764,845	4,533	132,286	(3)	901,664

Other noncurrent assets	—	1,428	(1,397	)(2)	31

	$965,058	$20,258	$2,544		$987,860

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities:
Current maturities of long-term debt	$3,700	$—	$—		$3,700
Accounts payable	21,840	6,368	—		28,208
Accrued compensation	4,654	—	—		4,654
Other accrued expenses	24,609	—	(1,954	)(4)	22,655
Deferred revenue	33,156	8,494	(106	)(5)	41,544

Total current liabilities	87,959	14,862	(2,060)		100,761

Long-term debt, net of current maturities	741,414	—	—		741,414
Other long-term liabilities	10,188	—	—		10,188
Minority interests	10,685	—	—		10,685

Commitments and contingencies

Stockholder’s equity:
Common stock	—	—	—		—
Capital in excess of par value	360,424	—	10,000	(6)	370,424
Accumulated deficit	(245,112)	5,396	(5,396	)(7)	(245,112)
Accumulated other comprehensive loss	(500)	—	—		(500)

Total stockholder’s equity	114,812	5,396	4,604		124,812

	$965,058	$20,258	$2,544		$987,860

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(1)                                  Represents a reduction in cash as a result of: (1) payment of the purchase price and related fees (2) cash capital contribution received from Advanstar, Inc. (3) payment of financing fees resulting from $70 million debt offering and (4) exclusion of cash included in Thomson financial statements that was not acquired by Communications:

Amount
(in thousands)

Acquisition purchase price	$(135,000)
Capital contribution from Advanstar Holdings, Inc.	10,000
Acquisition fees and expenses	(975)
Financing fees paid upon closing of the acquisition	(1,954)
Elimination of Thomson historical cash excluded from assets acquired	(44)
$(127,973)

(2)                                  Represents the elimination of deferred tax assets of Thomson that were not acquired by Communications.

(3)                                  Represents an increase in goodwill and other intangibles as a result of the acquisition:

Amount
(in thousands)

Acquisition purchase price	$135,000
Liabilities assumed	14,756
Acquisition fees and expenses	975
Total purchase price	150,731

Less: tangible assets acquired (primarily accounts receivable)	(13,912)
Excess purchase price allocated to goodwill and other intangibles	$136,819

Increase in goodwill and other intangibles:
Excess purchase price allocated to:
Goodwill	$79,930
Advertiser and subscriber relationships	39,948
Non-competition agreement	10,000
Advertiser and subscriber lists	4,719
Editorial library	1,500
In-place special projects	722
Elimination of Thomson historical goodwill and intangibles	(4,533)
$132,286

(4)                                  Represents accrued financing fees paid upon closing of the acquisition.

(5)                                  Represents a fair value adjustment to acquired deferred revenue as a result of the preliminary allocation of the aggregate purchase price.

(6)                                  Represents a contribution of capital from the Company’s parent, Advanstar Holdings, Inc., made at the time of the acquisition to partially fund the purchase consideration.

(7)                                  Represents an adjustment to eliminate historical equity of Thomson.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2002

	Advanstar	Thomson	Pro Forma Adjustments		Pro Forma
	(in thousands)
Net revenue	$309,404	$87,665	$(163	)(1)	$396,906

Operating expenses:
Cost of production	63,048	22,872	—		85,920
Selling, editorial and circulation	126,516	34,307	—		160,823
General and administrative	37,245	14,994	(3,053	)(2)	49,186
Depreciation and amortization	72,980	1,570	22,087	(3)	96,637

Total operating expenses	299,789	73,743	19,034		392,566

Operating income (loss)	9,615	13,922	(19,197)		4,340

Other income (expense):
Interest expense, net	(66,543)	—	(7,790	)(4)	(74,333)
Other income (expense), net	2,858	—	—		2,858

Income (loss) before income taxes and minority interests	(54,070)	13,922	(26,987)		(67,135)

Provision (benefit) for income taxes	(3,282)	5,548	(5,548	)(5)	(3,282)

Minority interests	(474)	—	—		(474)
Income (loss) from continuing operations	$(51,262)	$8,374	$(21,439)		$(64,327)

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2002

(1)                                  Represents a reduction in revenues resulting from the adjustment of the estimated fair value of the acquired deferred revenue made as a component of the initial purchase price allocation as of the beginning of the period presented.

(2)                                  Represents the elimination of historical royalty charges paid to Thomson’s parent, the Thomson Corporation, for trademarks used by Thomson. Such royalties will no longer be payable subsequent to the Thomson acquisition because Communications acquired all of the underlying trademarks that were subject to such royalties.  The acquired trademarks are included as part of the intangible assets acquired (see Note 3).

(3)                                  Represents incremental amortization of intangible assets (excluding goodwill) arising from the acquisition.  Incremental advertiser and subscriber relationship intangibles of approximately $39.9 million are assumed to be amortized on an accelerated basis over five and six years, respectively.  Other incremental intangible assets of approximately $17.0 million which include a non-competition agreement and subscriber and advertiser lists, are assumed to be amortized on a straight line basis over one to three years.  Final fair value determinations and periods and methods of amortization are subject to adjustment following completion of a third-party appraisal and final determinations by management.

(4)                                  Represents incremental interest expense and amortization of deferred financing costs arising from the acquisition financing.  The adjustment to interest has been calculated as follows:

Amount
(in thousands)

Interest expense on incremental revolving credit facility borrowings	$(152)
Interest expense on $70 million Second Security Senior Notes due 2010	(7,525)
Amortization of note premium received upon issuance	131
Amortization of deferred financing costs	(244)

$(7,790)

Interest on the incremental borrowings under the revolving credit facility is calculated using LIBOR of 1.17%, the rate in effect on December 1, 2003.  Because the revolving credit facility bears interest at a variable rate, actual interest expense could differ.

(5)                                  Reflects elimination of the historical tax provision of Thomson.  The historical taxable income generated by Thomson would have no impact on the Company’s proforma income tax provision due to the continuing consolidated net operating losses and the valuation allowance established to offset all net deferred tax assets.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2003

	Advanstar	Thomson	Pro Forma Adjustments		Pro Forma
	(in thousands)
Net revenue	$250,617	$63,471	$(72	)(1)	$314,016

Operating expenses:
Cost of production	50,922	16,835	—		67,757
Selling, editorial and circulation	93,971	26,710	—		120,681
General and administrative	30,123	12,078	(2,211	)(2)	39,990
Depreciation and amortization	41,010	931	16,566	(3)	58,507

Total operating expenses	216,026	56,554	14,355		286,935

Operating income (loss)	34,591	6,917	(14,427)		27,081

Other income (expense):
Interest expense, net	(53,597)	—	(5,843	)(4)	(59,440)
Write-off of deferred financing costs	(11,324)	—	—		(11,324)
Other income (expense), net	(434)	—	—		(434)

Income (loss) before income taxes and minority interests	(30,764)	6,917	(20,270)		(44,117)

Provision (benefit) for income taxes	613	2,773	(2,773	)(5)	613

Minority interests	(560)	—	—		(560)
Income (loss) from continuing operations	$(31,937)	$4,144	$(17,497)		$(45,290)

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2003

(1)                                  Represents a reduction in revenues resulting from the adjustment of the estimated fair value of the acquired deferred revenue made as a component of the initial purchase price allocation as of the beginning of the period presented.

(2)                                  Represents the elimination of historical royalty charges paid to Thomson’s parent, the Thomson Corporation, for trademarks used by Thomson. Such royalties will no longer be payable subsequent to the Thomson acquisition because Communications acquired all of the underlying trademarks that were subject to such royalties.  The acquired trademarks are included as part of the intangible assets acquired (see Note 3).

(3)                                  Represents incremental amortization of intangible assets (excluding goodwill) arising from the acquisition.  Incremental advertiser and subscriber relationship intangibles of approximately $39.9 million are assumed to be amortized on an accelerated basis over five and six years, respectively.  Other incremental intangible assets of approximately $17.0 million which include a non-competition agreement and subscriber and advertiser lists, are assumed to be amortized on a straight line basis over one to three years.  Final fair value determinations and periods and methods of amortization are subject to adjustment following completion of a third-party appraisal and final determinations by management.

(4)                                  Represents incremental interest expense arising from the acquisition financing.  The adjustment to interest has been calculated as follows:

Amount
(in thousands)

Interest expense on incremental revolving credit facility borrowings	$(114)
Interest expense on $70 million Second Security Senior Notes due 2010	(5,644)
Amortization of note premium received upon issuance	98
Amortization of deferred financing costs	(183)

$(5,843)

Interest on the incremental borrowings under the revolving credit facility is calculated using LIBOR of 1.17%, the rate in effect on December 1, 2003.  Because the revolving credit facility bears interest at a variable rate, actual interest expense could differ.

(5)                                  Reflects elimination of the historical tax provision of Thomson.  The historical taxable income generated by Thomson would have no impact on the Company’s proforma income tax provision due to the continuing consolidated net operating losses and the valuation allowance established to offset all net deferred tax assets.

SIGNATURES

Pursuant to the requirements of the Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANSTAR, INC.

Date: December 15, 2003	By:	/s/ DAVID W. MONTGOMERY
Name: David W. Montgomery
Title: Vice President - Finance, Chief Financial Officer